EXHIBIT 24

POWER OF ATTORNEY

        The undersigned, who are Reporting Persons under the General Instructions to Forms 4 and 5 of the U.S. Securities and Exchange Commission, hereby designate and authorize, pursuant to Item 7 of those General Instructions, William C. Owens, on behalf of the undersigned, to sign and file all Forms 4 and 5 and all amendments thereto that shall be filed with respect to their beneficial ownership of securities of Owens Mortgage Investment Fund, a California Limited Partnership (the registrant).

        This designation and authorization shall continue in effect as to each of the undersigned so long as he continues to be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with respect to the securities of the registrant, or until it is revoked in writing by such person.

        Dated:    August 27, 2003

/s/ Bryan H. Draper Bryan H. Draper /s/ William E. Dutra William E. Dutra /s/ Andrew J. Navone Andrew J. Navone

STATE OF CALIFORNIA
COUNTY OF CONTRA COSTA

On this       27th       day of       August       in the year of       2003       , before me, the undersigned, a Notary Public in and for said State, personally appeared

Bryan H. Draper, William E. Dutra, and Andrew J. Navone

personally known to me ~~(or proved to me on the basis of satisfactory evidence)~~ to be the person(s) whose name(s) ~~is/~~are subscribed to the within instrument and acknowledged to me that ~~he/she/~~they executed the same in ~~his/her/~~their authorized capacity(ies), and that by ~~his/her/~~their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature                    /s/ Romy L. Couto

NOTARY PUBLIC	SEAL AFFIXED HERE